As filed with the Securities and Exchange Commission on June 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trupanion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-0480694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6100 4th Avenue S, Suite 200

Seattle, Washington 98108

(855) 727-9079

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

2024 Equity Incentive Plan

(Full title of the plan)

Darryl Rawlings

Chief Executive Officer

Trupanion, Inc.

6100 4th Avenue S, Suite 200

Seattle, Washington 98108

(855) 727-9079

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew Ledbetter

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, WA 98104-7044

Telephone: (206) 839-4800

Facsimile: (206) 839-4801

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On June 5, 2024, the stockholders of Trupanion, Inc. (the “Registrant”) approved the Registrant’s 2024 Equity Incentive Plan (the “2024 Incentive Plan”), pursuant to which the Registrant may issue up to a maximum of 3,563,285 shares of the Registrant’s Common Stock, par value $0.00001 per share (“Common Stock”). The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register the 3,563,285 shares of Common Stock that are authorized for issuance under the 2024 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of this Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Trupanion, Inc. (“we” or “our”) incorporates by reference into this registration statement the following documents that we have previously filed with the Securities and Exchange Commission (the “SEC”) (all File No. 001-36537):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024 (the “2023 Form 10-K”);

•

The information specifically incorporated by reference into our 2023 Form 10-K from our definitive proxy statement on Schedule 14A relating to our 2024 annual meeting of stockholders (other than information furnished rather than filed), which was filed with the SEC on April 26, 2024;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024;

•	Our Current Reports on Form 8-K filed with the SEC on April 4, 2024, May 2, 2024, and June 7, 2024 (except as to information furnished not filed); and

•

Exhibit 4.1 to the 2023 Form 10-K, which updates the description of our Common Stock under our registration statement on Form 8-A we filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and any other amendment or report we file with the SEC for the purpose of updating this description.

We deem all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and until the completion of the offering under this registration statement, to be incorporated by reference into this registration statement and a part of this registration statement from the date of the filing of the document. We deem any statement contained in or that we deem is incorporated by reference into this registration statement as modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any document we deem is incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that we so modify or supersede will not constitute a part of this registration statement, except as modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. Our Certificate of Incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act. Our Bylaws permit indemnification of directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnity agreements with each of our executive officers and directors. We also maintain a directors and officers liability insurance policy.

The foregoing may reduce the likelihood of derivative litigation against our directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the company and our stockholders.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8	Exhibits.

Exhibit Number		Incorporated by Reference				Filed/ Furnished Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of Trupanion, Inc.	8-K	001-36537	3.1	6/12/2023

3.2	Amended and Restated Bylaws of Trupanion, Inc.	8-K	001-36537	3.2	6/12/2023

4.2	Form of Common Stock Certificate	S-1	333-196814	4.1	6/16/2014

5.1	Opinion of DLA Piper LLP (US).					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page)					X

99.1	2024 Equity Incentive Plan and forms of stock option award agreement, restricted stock agreement and restricted stock unit award agreement thereunder					X

107	Filing Fee Table					X

Item 9.	Undertakings.

We hereby undertake:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, on June 7, 2024.

TRUPANION, INC.

BY:	/s/ Darryl Rawlings
Darryl Rawlings
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Darryl Rawlings, Fawwad Qureshi and Chris Kearns, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 7, 2024	/s/ Darryl Rawlings
Darryl Rawlings Chief Executive Officer and Chairperson of the Board of Directors (Principal Executive Officer)

Date: June 7, 2024	/s/ Fawwad Qureshi
Fawwad Qureshi Chief Financial Officer (Principal Financial and Accounting Officer)

Date: June 7, 2024	/s/ Max Brodén
Max Brodén Director

Date: June 7, 2024	/s/ Jacqueline Davidson
Jacqueline Davidson Director

Date: June 7, 2024	/s/ Paulette Dodson
Paulette Dodson Director

Date: June 7, 2024	/s/ Murray Low
Murray Low Director

Date: June 7, 2024	/s/ Elizabeth McLaughlin
Elizabeth McLaughlin Director

Date: June 7, 2024	/s/ Howard Rubin
Howard Rubin Director

Date: June 7, 2024	/s/ Richard Enthoven
Richard Enthoven Director